Exhibit 10.2

AXE COMPUTE INC.

INDUCEMENT STOCK OPTION AWARD NOTICE

Optionee: Kyle Okamoto

You have been awarded a non-qualified option to purchase shares of Common Stock of Axe Compute Inc., a Delaware corporation (the “Company”), as an inducement material to your acceptance of employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Grant”). The Inducement Grant is subject to the terms and conditions of the Stock Option Agreement attached hereto (together with this Award Notice, the “Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Agreement.

Option:	You have been awarded a Non-Qualified Option to purchase from the Company shares of its Common Stock, par value $0.01 per share (the “Common Stock”), subject to adjustment as provided in Section 6.2 of the Agreement as follows (the “Option”):

Shares Subject to Option
300,000

Exercise Price per Share
$1.62

Grant Date:	April 1, 2026

Exercise Price:	See above, subject to adjustment as provided in Section 6.2 of the Agreement.

Vesting Schedule:	Except as otherwise provided in the Agreement or any other written agreement between the Company or any of its subsidiaries and you, the Option shall vest and become exercisable as follows: (i) one-third of the shares subject to the Option on the Grant Date (rounded down to the nearest whole share) shall vest on the one-year anniversary of the Grant Date and (ii) 1/36th of the shares subject to the Option on the Grant Date (in each case rounded down to the nearest whole share except for the final tranche) shall vest following the one-year anniversary of the Grant Date on a monthly basis on each monthly anniversary of the Grant Date, if, and only if, you are, and have been, continuously in Service from the Grant Date through and including the applicable vesting date.

Expiration Date:	Except to the extent earlier terminated pursuant to Section 4.2 of the Agreement or earlier exercised pursuant to Section 4.3 of the Agreement, the Option shall terminate at 5:00 p.m., U.S. Eastern time, on the day immediately prior to the ten-year anniversary of the Grant Date.

AXE COMPUTE INC.

By:	/s/ Christopher Miglino
Name:	Chris Miglino
Title:	CEO

Acknowledgment, Acceptance and Agreement:

By signing below and returning this Award Notice to Axe Compute Inc. at the address stated herein, I hereby acknowledge receipt of the Agreement, accept the Option granted to me and agree to be bound by the terms and conditions of this Award Notice and the Agreement.

/s/ Kyle Okamoto

Optionee

AXE COMPUTE INC.

Inducement Stock Option Agreement

Axe Compute Inc., a Delaware corporation (the “Company”), hereby grants to the individual (“Holder”) named in the award notice attached hereto (the “Award Notice”) as of the Grant Date, an option to purchase from the Company the number of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), set forth in the Award Notice at the exercise price per share set forth in the Award Notice (the “Exercise Price”) (the “Option”), upon and subject to the terms and conditions set forth below and in the Award Notice.

1.                   Inducement Option Grant, No Plan, Certain Definitions. This Agreement and the Option granted hereunder are a stand-alone inducement award in accordance with Nasdaq Listing Rule 5635(c)(4) and the Option is not granted under, subject to, governed by and does not reduce the share reserve under the Company’s 2024 Equity Incentive Plan (the “Plan”). Nonetheless, certain terms of the Plan are hereby incorporated into this Agreement by this reference, as though fully set forth herein. Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Plan (collectively, the “Applicable Plan Provisions”).

2.                   Non-Qualified Option. It is intended that the Option shall not be an incentive stock option as defined in Section 422 of the Code.

3.                   Option Subject to Acceptance of Agreement. The Option shall be null and void unless Holder shall accept this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company (or electronically accepting this Agreement within the Holder’s stock account with the Company’s stock administrator according to the procedures then in effect).

4..              Time and Manner of Exercise of Option.

4.1.              Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the “Expiration Date”).

4.2..              Vesting and Exercise of Option.

(a)                 Vesting. The Option shall become vested and exercisable in accordance with the vesting schedule set forth in the Award Notice (the “Vesting Schedule”) if, and only if, Holder is, and has been, continuously in Service from the Grant Date through and including the applicable vesting date. Notwithstanding the foregoing, in the event Holder’s Service is terminated by the Company, any of its subsidiaries or Acquiror (as defined below) without Cause or by Holder for Good Reason (as defined in Holder’s employment agreement), upon or within one-year following a Change in Control, the Option, to the extent it is then outstanding and unvested, shall become fully vested.

(b)                 Option Exercisability. The Option shall terminate immediately upon Holder’s termination of Service to the extent that it is then unvested and shall be exercisable after Holder’s termination of Service to the extent it is then vested only during the applicable time period as determined below and thereafter shall terminate.

(i)	Disability. If Holder’s Service terminates due to the Disability of Holder, the Option, to the extent unexercised and exercisable for vested shares of Common Stock on the date on which Holder’s Service terminated, may be exercised by Holder (or Holder’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which Holder’s Service terminated, but in any event no later than the Expiration Date.

(ii)	Death. If the Holder’s Service terminates because of the death of Holder, the Option, to the extent unexercised and exercisable for vested shares of Common Stock on the date on which Holder’s Service terminated, may be exercised by

Holder’s legal representative or other person who acquired the right to exercise the Option by reason of Holder’s death at any time prior to the expiration of twelve (12) months after the date on which the Holder’s Service terminated, but in any event no later than the Expiration Date. Holder’s Service shall be deemed to have terminated on account of death if Holder dies within three (3) months after Holder’s termination of Service.

(iii)	Termination for Cause. Notwithstanding any other provision of this Agreement to the contrary, if Holder’s Service is terminated for Cause or if, following Holder’s termination of Service and during any period in which the Option otherwise would remain exercisable, Holder engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Service or act.

(iv)	Other Termination of Service. If Holder’s Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for vested shares of Common Stock on the date on which Holder’s Service terminated, may be exercised by Holder at any time prior to the expiration of three (3) months after the date on which Holder’s Service terminated, but in any event no later than the Expiration Date.

(d)                 Definitions. For purposes of the Award Notice and this Agreement, the following terms shall have the following meanings:

(i)	“Cause” shall mean any of the following: (A) Holder engages in willful misconduct or fails to follow the reasonable and lawful instructions of the Board, if such conduct is not cured within thirty (30) calendar days after the Company sends notice to Holder of the alleged Cause; (B) Holder embezzles or misappropriates assets of the Company or any of its subsidiaries; (C) Holder’s violation of Holder’s obligations in Holder’s employment agreement, if such conduct is not cured within thirty (30) calendar days after the Company sends written notice to Holder of the alleged Cause; (D) breach by Holder of any agreement between Holder and the Company or to which the Company and Holder are parties, or a breach by Holder of a fiduciary duty or responsibility to the Company; (E) the commission by Holder of fraud or other willful conduct that adversely affects the business or reputation of the Company, as determined in the Company’s sole discretion; or (F) the Company has a reasonable belief Holder engaged in some form of harassment or other improper conduct prohibited by the Company policy or the law.

(ii)	“Service” means Holder’s employment or service with the Company or any of its subsidiaries, whether as an employee, a non-employee member of the Board or an independent contractor. Unless otherwise provided by the Administrator (as defined below), Holder shall not be deemed to have terminated merely because of a change in the capacity in which Holder renders Service or a change in the Company or its subsidiary for which Holder renders Service, provided that there is no interruption or termination of Holder’s Service. Furthermore, Holder’s Service shall not be deemed to have been interrupted or terminated if Holder takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Administrator, if any such leave taken by Holder exceeds ninety (90) days, then on the ninety-first (91st) day following the commencement of such leave Holder’s Service shall be deemed to have terminated, unless Holder’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under this Agreement. Holder’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which Holder performs Service ceasing to be a subsidiary of the Company. Subject to the foregoing, the Company, in its discretion, shall determine whether Holder’s Service has terminated and the effective date of and reason for such termination.

4.3.              Method of Exercise. Subject to the limitations set forth in this Agreement, the Option, to the extent vested, may be exercised by Holder (a) by delivering to the Company an exercise notice in the form prescribed by the Company specifying the number of whole shares of Common Stock to be purchased and by accompanying such notice with payment therefor in full (or by arranging for such payment to the Company’s satisfaction) either (i) in cash, or (ii) if permitted by the Company (A) by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (B) by authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (C) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom Holder has submitted an irrevocable notice of exercise or (iii)  by a combination of the foregoing, and (b) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by Holder. No share of Common Stock or certificate representing a share of Common Stock shall be issued or delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 6.1, have been paid.

4.4.              Termination of Option. In no event may the Option be exercised after it terminates as set forth in this Section 4.4. The Option shall terminate, to the extent not earlier terminated pursuant to Section 4.2 or exercised pursuant to Section 4.3, on the Expiration Date. Upon the termination of the Option, the Option and all rights hereunder shall immediately become null and void.

5.              Transfer Restrictions and Investment Representations.

5.1.              Nontransferability of Option. The Option may not be transferred by Holder other than by will or the laws of descent and distribution or pursuant to the designation of one or more beneficiaries on the form prescribed by the Company. Except to the extent permitted by the foregoing sentence, (i) during Holder’s lifetime the Option is exercisable only by Holder or Holder’s legal representative, guardian or similar person and (ii) the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

5.2.              Investment Representation. Holder hereby represents and covenants that (a) any shares of Common Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, Holder shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of any purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Compensation Committee of the Board (“Committee”) shall in its sole discretion deem necessary or advisable.

6.              Additional Terms and Conditions.

6.1.              Withholding Taxes. (a) As a condition precedent to the issuance of Common Stock following the exercise of the Option, Holder shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If Holder shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Holder.

(b)       Holder may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (i) a cash payment to the Company; (ii) if permitted by the Company (A) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments, (B) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to Holder upon exercise of the Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (C) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom Holder has submitted an irrevocable notice of exercise or (iii) any combination of (i) and (ii). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments (or such higher withholding rate as permitted by the Committee and which does not result in adverse accounting consequences for the Company). Any fraction of a share of Common Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by Holder. No share of Common Stock or certificate representing a share of Common Stock shall be issued or delivered until the Required Tax Payments have been satisfied in full.

6.2.              Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the number and class of securities subject to the Option and the Exercise Price shall be equitably adjusted by the Committee, such adjustment to be made in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of rights of participants. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

6.3       Change in Control. In the event of a Change in Control, the Option, to the extent outstanding, shall be subject to the definitive agreement entered into by the Company in connection with the Change in Control. Subject to the requirements and limitations of Section 409A, if applicable, the Administrator may provide for any one or more of the following:

(a)     Accelerated Vesting. In its discretion, the Administrator may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with the Change in Control of the Option or portion thereof, to the extent outstanding, and shares acquired pursuant thereto upon such conditions, including termination of Holder’s service prior to, upon, or following the Change in Control, and to such extent as the Administrator determines.

(b)     Assumption, Continuation or Substitution. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of Holder, assume or continue the Company’s rights and obligations under the Option or portion thereof outstanding immediately prior to the Change in Control or substitute for the Option or portion thereof a substantially equivalent award with respect to the Acquiror’s stock, which preserves the economic value, vesting schedule, and profile of the Option, as applicable, with appropriate adjustments in accordance with Section 6.2. For purposes of this Section, if so determined by the Administrator in its discretion, the Option shall be deemed assumed if, following the Change in Control, the Option confers the right to receive, subject to the terms and conditions of this Agreement (including but not limited to payment of the exercise price), for each share of Common Stock subject to the Option that is outstanding immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Common Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration is not solely common stock of the Acquiror, the Administrator may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise or settlement of the Option (after payment of the exercise price), for each share of Common Stock subject to the Option, to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Common Stock pursuant to the Change in Control. The Option or portion thereof which is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised or settled as of the time of consummation of the Change in Control shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control.

(c)     Cash-Out of Outstanding Stock-Based Awards. The Administrator may, in its discretion and without the consent of Holder, determine that, upon a Change in Control, the Option or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be canceled in exchange for a payment with respect to each vested share (and each unvested share, if so determined by the Administrator) of Common Stock subject to such canceled Option or portion thereof in (i) cash, (ii) stock of the Company or of a corporation or other business entity a party to the Change in Control, or (iii) other property which, in any such case, shall be in an amount having a Fair Market Value equal to the Fair Market Value of the consideration to be paid per share of Common Stock in the Change in Control, reduced (but not below zero) by the exercise or purchase price per share, if any, under the Option. In the event such determination is made by the Administrator, if the exercise price of the Option per share is equal to or greater than the Fair Market Value of the consideration to be paid per share of Common Stock in the Change in Control, the Option may be canceled without notice or payment of consideration to Holder, provided that in no event shall the Option be canceled without payment of consideration if the Option has any intrinsic value as of immediately prior to the Change in Control.

(d)     Adjustments and Earnouts. In making any determination pursuant to this Section 6.3 in the event of a Change in Control, the Administrator may, in its discretion, determine that the Option shall or shall not be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, earnouts and similar conditions as the other holders of Common Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code.

(e)  Retention-Based Vesting Acceleration. In the event of a Change in Control where the Option is assumed, continued, or substituted by the Acquiror and Holder remains in continuous Service following such Change in Control, the Option shall accelerate vesting with respect to at least twelve (12) months of the then-unvested portion of the Option.

6.4.              Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or issuance of shares hereunder, the Option may not be exercised, in whole or in part, and such shares may not be issued, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

6.5.              Issuance or Delivery of Shares. Upon the exercise of the Option, in whole or in part, the Company shall issue or deliver, subject to the conditions of this Agreement, the number of shares of Common Stock purchased against full payment therefor. Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance, except as otherwise provided in Section 6.1.

6.6.              Option Confers No Rights as Stockholder. Holder shall not be entitled to any privileges of ownership with respect to shares of Common Stock subject to the Option unless and until such shares are purchased and issued upon the exercise of the Option, in whole or in part, and Holder becomes a stockholder of record with respect to such issued shares. Holder shall not be considered a stockholder of the Company with respect to any such shares not so purchased and issued.

6.7.              Option Confers No Rights to Continued Service. In no event shall the granting of the Option or its acceptance by Holder, or any provision of this Agreement, give or be deemed to give Holder any right to continued Service by the Company, any subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any subsidiary or any affiliate of the Company to terminate the employment of any person at any time.

6.8.              Grant Subject to Board and Committee Administration and Determinations.

(a)   The Board and the Committee shall have full power and express discretionary authority to administer and interpret this Agreement, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Agreement and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretation of the Agreement and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on Holder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company not as a fiduciary, and in keeping with the objectives of this Agreement and need not be uniform as to similarly situated individuals.

(b)    The grant and exercise of the Option are subject to interpretations, regulations and determinations established from time to time by the Committee, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to any applicable withholding taxes, (ii) the registration, qualification or listing of the shares issued under the Agreement, (iii) changes in capitalization of the Company and (iv) other requirements of applicable law.

6.9.              Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Holder, acquire any rights hereunder in accordance with this Agreement.

6.10.               Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Axe Compute Inc., Attn: Chief Financial Officer, 91 43rd Street, Suite 110, Pittsburgh, PA 15201, and if to Holder, to the last known mailing address of Holder contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

6.11.           Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

6.12.           Entire Agreement. This Agreement and the Applicable Plan Provisions constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Holder with respect to the subject matter hereof and may not be modified adversely to the Holder’s interest except by means of a writing signed by the Company and the Holder.

6.13.           Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

6.14.           Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Holder, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

6.15.           Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.